                                                                   Exhibit(h)(3)


                            TRANSFER AGENCY AGREEMENT


         AGREEMENT made the 1st day of July, 2002 between THE COVENTRY GROUP (the "Trust"), a Massachusetts business trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS FUND SERVICES, INC. ("BISYS"), a Delaware corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

         WHEREAS, the Trust desires that BISYS perform certain services for each series of the Trust managed by Signal Capital Management, Inc. (a " Signal Series") and such additional Signal Series as may hereafter be created (individually referred to herein as a "Fund" and collectively as the "Funds");

         WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         1.       SERVICES.

                  BISYS shall perform for the Funds the transfer agent services set forth in Schedule A hereto. BISYS also agrees to perform for the Funds such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. BISYS shall perform such additional services as are provided on an amendment to Schedule A hereof, in consideration of such fees as the parties hereto may agree.

                  BISYS may, in its discretion, appoint in writing other parties qualified to perform transfer agency services reasonably acceptable to the Trust (individually, a "Sub-transfer Agent") to carry out some or all of its responsibilities under this Agreement with respect to a Fund; provided, however, that the Sub-transfer Agent shall be the agent of BISYS and not the agent of the Trust or such Fund, and that BISYS shall be fully responsible for the acts of such Sub-transfer Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-transfer Agent.

         2.       FEES.

                  The Trust shall pay BISYS for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in, Schedule B hereto. Fees for any additional services to be provided by BISYS pursuant to an amendment to Schedule A hereto shall be subject to mutual agreement at the time such amendment to Schedule A is proposed.

         3.       REIMBURSEMENT OF EXPENSES AND MISCELLANEOUS SERVICE FEES.

         (A) In addition to paying BISYS the fees described in Section 2 hereof, the Trust agrees to reimburse BISYS for BISYS' out-of-pocket expenses in providing services hereunder, including without limitation, the following:

                  (a) All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Trust and in delivering all materials to shareholders;

                  (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by BISYS in communication with the Trust, the Trust's investment adviser or custodian, dealers, shareholders or others as required for BISYS to perform the services to be provided hereunder;

                  (c)      Sales taxes paid on behalf of the Trust;

                  (d) The cost of microfilm or microfiche of records or other materials; and

                  (e) Any expenses BISYS shall incur at the written direction of an officer of the Trust thereunto duly authorized.

         (B) In addition, BISYS shall be entitled to receive the following fees:

                  (a) A fee for managing and overseeing the report, print and mail functions performed by BISYS using third-party vendors;

                  (b) System development fees, billed at the rate of $150 per hour, as approved by the Trust, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to Item 8 of Schedule C attached hereto;

                  (c) Costs of postage, couriers, stock computer paper, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other forms of printed material (including the costs of preparing and printing all printed materials) which shall be required by BISYS for the performance of the services to be provided hereunder; and

                  (d)      Ad hoc reporting fees, billed at an agreed upon rate.

         4.       EFFECTIVE DATE.

                  This Agreement shall become effective as of the date first written above (the "Effective Date").

         5.       TERM.

                  This Agreement shall remain in effect for a three (3) year period following the Effective Date (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this

Agreement shall be renewed automatically for successive one-year periods ("Rollover Periods"). Except as provided below as pertains to a notice of termination given following completion of two full years of the Initial Term, this Agreement may be terminated only (i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of 60 days advance written notice by the party alleging cause. Written notice of nonrenewal must be provided within 60 days of the end of the Initial Term or any Rollover Period, as the case may be. In addition, following the completion of the second full year of the Initial Term, this Agreement may be terminated by either party upon 120 days' advance written notice ot the other.

                  For purposes of this Agreement, "cause" shall mean (a) a material breach if the Agreement that has not been cured within thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

                  Notwithstanding the foregoing, after such termination for so long as BISYS, with the consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due BISYS and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Trust, in addition to the compensation described under Section 3 hereof, the amount of all of BISYS's cash disbursements for services in connection with BISYS's activities in effecting such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, BISYS will provide the Trust with reasonable access to any Trust documents or records remaining in its possession.

                  If, for any reason other than (i) nonrenewal, (ii) mutual agreement of the parties, or (iii) "cause," as defined above, BISYS is replaced as transfer agent, or if a third party is added to perform all or a part of the services provided by BISYS under this Agreement (excluding any sub-accountant appointed by BISYS as provided in Sections 2 and 3 hereof), then the Trust shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to BISYS equal to the balance due BISYS for the remainder of the then-current term of this Agreement, assuming for purposes of calculation of the payment that such balance shall be based upon the average number of shareholder accounts and fees payable by the Trust for the twelve months prior to the date BISYS is replaced or a third party is added. However, this provision shall not apply should termination occur upon 120 days advance written notice given following the completion of the second year of the Initial Term.

                  In the event the Trust or any Fund is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained to provide fund accounting services consistent with this Agreement. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which BISYS is replaced or a third party is added.

                  The parties further acknowledge and agree that, in the event BISYS is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty

         6.       UNCONTROLLABLE EVENTS.

                  BISYS assumes no responsibility hereunder, and shall not be liable for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

         7.       LEGAL ADVICE.

                  BISYS shall notify the Trust at any time BISYS believes that it is in need of the advice of counsel (other than counsel in the regular employ of BISYS or any affiliated companies) with regard to BISYS' responsibilities and duties pursuant to this Agreement; and after so notifying the Trust, BISYS, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Trust or Funds unless relating to a matter involving BISYS' willful misfeasance, bad faith, gross negligence or reckless disregard with respect to BISYS' responsibilities and duties hereunder and BISYS shall in no event be liable to the Trust or any Fund or any shareholder or beneficial owner of the Trust for any action reasonably taken pursuant to such advice.

         8.       INSTRUCTIONS.

                  Whenever BISYS is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder ("shareholder's agent"), concerning an account in a Fund, BISYS shall be entitled to rely upon any certificate, letter or other instrument or communication, believed by BISYS to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Trust or by the shareholder or shareholder's agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Trust or any other person authorized by the Trust's Board of Trustees or by the shareholder or shareholder's agent, as the case may be.

                  As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Trust relating to the Funds to the extent that such services are described therein unless BISYS receives written instructions to the contrary in a timely manner from the Trust.

         9. STANDARD OF CARE; RELIANCE ON RECORDS AND INSTRUCTIONS; INDEMNIFICATION.

                  BISYS shall use its best efforts to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties. The Trust agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS' actions taken or nonactions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS by the Trust, the investment adviser and on any records provided by any fund accountant or custodian thereof; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties; and further provided that prior to confessing any claim against it which may be the subject of this indemnification, BISYS shall give the Trust written notice of and reasonable opportunity to defend against said claim in its own name or in the name of BISYS.

         10.      RECORD RETENTION AND CONFIDENTIALITY.

                  BISYS shall keep and maintain on behalf of the Trust all books and records which the Trust or BISYS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. BISYS further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the Securities and Exchange Commission (the "Commission") at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders, except when requested to divulge such information by duly-constituted authorities or court process, or requested by a shareholder or shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Trust, the shareholder, or shareholder's agent, or the dealer of record as to such account.

         11.      REPORTS.

                  BISYS will furnish to the Trust and to its properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports at such times as are prescribed in Schedule C attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to Schedule
C. The Trust agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein not later than three business days from the receipt thereof. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient within three days after conducting a diligent examination, are not so reported within the aforesaid period of time, a report will for all purposes be accepted by and be binding upon the Trust and any other recipient, and BISYS shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the Trust.

         12.      RIGHTS OF OWNERSHIP.

                  All computer programs and procedures developed to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

         13.      RETURN OF RECORDS.

                  BISYS may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain BISYS' files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records will be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

         14.      BANK ACCOUNTS.

                  The Trust and the Funds shall establish and maintain such bank accounts with such bank or banks as are selected by the Trust, as are necessary in order that BISYS may perform the services required to be performed hereunder. To the extent that the performance of such services shall require BISYS directly to disburse amounts for payment of dividends, redemption proceeds or other purposes, the Trust and Funds shall provide such bank or banks with all instructions and authorizations necessary for BISYS to effect such disbursements.

         15.      REPRESENTATIONS OF THE TRUST.

                  The Trust certifies to BISYS that: (a) as of the close of business on the Effective Date, each Fund which is in existence as of the Effective Date has authorized unlimited shares, and (b) by virtue of its Declaration of Trust, shares of each Fund which are redeemed by the Trust may be sold by the Trust from its treasury, and (c) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         16.      REPRESENTATIONS OF BISYS.

                  BISYS represents and warrants that: (a) BISYS has been in, and shall continue to be in, substantial compliance with all provisions of law, including Section 17A(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), required in connection with the performance of its duties under this Agreement; and (b) the various procedures and systems which BISYS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Trust and BISYS' records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder.

         17.      INSURANCE.

                  BISYS shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. BISYS shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by BISYS under its insurance coverage.

         18.      INFORMATION TO BE FURNISHED BY THE TRUST AND FUNDS.

                  The Trust has furnished to BISYS the following:

                  (a) Copies of the Declaration of Trust of the Trust and of any amendments thereto, certified by the proper official of the state in which such Declaration has been filed.

                  (b)      Copies of the following documents:

                           1.       The Trust's By-Laws and any amendments
                                    thereto;

                           2. Certified copies of resolutions of the Board of Trustees covering the following matters:

                                    A. Approval of this Agreement and
                                    authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct BISYS hereunder; and

                                    B. Authorization of BISYS to act as Transfer
                                    Agent for the Trust on behalf of the Funds.

                  (c) A list of all officers of the Trust, together with specimen signatures of those officers, who are authorized to instruct BISYS in all matters.

                  (d) Two copies of the following (if such documents are employed by the Trust):

                           1. Prospectuses and Statement of Additional Information;

                           2.       Distribution Agreement; and

                           3. All other forms commonly used by the Trust or its Distributor with regard to their relationships and transactions with shareholders of the Funds.

                  (e) A certificate as to shares of beneficial interest of the Trust authorized, issued, and outstanding as of the Effective Date of BISYS' appointment as Transfer Agent (or as of the date on which BISYS' services are commenced, whichever is the later date) and as to receipt of full consideration by the Trust for all shares outstanding, such statement to be certified by the Treasurer of the Trust.

         19.      INFORMATION FURNISHED BY BISYS.

                  BISYS has furnished to the Trust the following:

                  (a)      BISYS' Articles of Incorporation.

                  (b)      BISYS' Bylaws and any amendments thereto.

                  (c) Certified copies of actions of BISYS covering the following matters:

                           1.       Approval of this Agreement, and
                                    authorization of a specified officer of
                                    BISYS to execute and deliver this Agreement;

                           2. Authorization of BISYS to act as Transfer Agent for the Trust.

                  (d) A copy of the most recent independent accountants' report relating to internal transfer agency control systems as filed with the Commission pursuant to Rule 17Ad-13 under the Exchange Act.

         20.      AMENDMENTS TO DOCUMENTS.

                  The Trust shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 18 hereof forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statement of Additional Information of the Trust which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Trust first obtains BISYS' approval of such amendments or changes.

         21.      RELIANCE ON AMENDMENTS.

                  BISYS may rely on any amendments to or changes in any of the documents and other items to be provided by the Trust pursuant to Sections 18 and 20 of this Agreement and the Trust hereby indemnifies and holds harmless BISYS from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may result from actions or omissions on the part of BISYS in reasonable reliance upon such amendments and/or changes. Although BISYS is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 18 and 20 hereof, BISYS shall be under no duty to comply with or take any action as a result of any of such amendments or changes unless the Trust first obtains BISYS' written consent to and approval of such amendments or changes.

         22.      COMPLIANCE WITH LAW.

                  Except for the obligations of BISYS set forth in Section 10 hereof, the Trust assumes full responsibility for the preparation, contents, and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. BISYS shall have no obligation to take cognizance of any laws relating to the sale of the Trust's shares. The Trust represents and warrants that no shares of the Trust will be offered to the public until the Trust's registration statement under the 1933 Act and the 1940 Act has been declared or becomes effective.

         23.      NOTICES.

                  Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Trust, at 3435 Stelzer Road, Columbus, Ohio 43219, Attention: President, with a copy to John Silletto, President, Signal Capital Management, Inc., 200 E. Main Street, #600, Fort Wayne, IN 46855-1053; and if to BISYS at 3435 Stelzer Road, Columbus, Ohio 43219, Attention: President.

         24.      HEADINGS.

                  Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         25.      ASSIGNMENT.

                  This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 25 shall not limit or in any way affect BISYS' right to appoint a Sub-transfer Agent pursuant to Section 1 hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         26. GOVERNING LAW AND MATTERS RELATING TO THE TRUST AS A MASSACHUSETTS BUSINESS TRUST.

                  This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally.

         27.      PRIVACY.

                  Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to BISYS, or collected or retained by BISYS in the course of performing its duties as transfer agent shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS except at the direction of the Trust or as required or permitted by law. BISYS shall have in place and shall maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. The Trust represents to BISYS that it has adopted a Statement of its privacy policies and practices as required by the Commission is Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

                                    * * * * *

                   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.


                                          THE COVENTY GROUP

                                          By:
                                             ----------------------------------
                                          Title:
                                                 ------------------------------

                                          BISYS FUND SERVICES, INC.

                                          By:
                                             ----------------------------------

                                          Title:
                                                 ------------------------------

                                                           Dated: July 1st, 2002
                                                                  ---------

                                   SCHEDULE A
                                   ----------

                        TO THE TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                               THE COVENTRY GROUP
                                       AND
                            BISYS FUND SERVICES, INC.

                            TRANSFER AGENCY SERVICES
                            ------------------------


1.       SHAREHOLDER TRANSACTIONS

         a. Process shareholder purchase and redemption orders with respect to the Funds.

         b. Set up Fund account information, including address, dividend option, taxpayer identification numbers and wire instructions.

         c. Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

         d.       Issue periodic statements for Fund shareholders.

         e.       Process transfers and exchanges.

         f. Process dividend payments, including the purchase of new shares, through dividend reimbursement.

2.       SHAREHOLDER INFORMATION SERVICES

         a. Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

         b. Produce detailed history of transactions through duplicate or special order statements upon request.

         c. Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders.

3.       COMPLIANCE REPORTING

         a. Provide reports to the Securities and Exchange Commission, the National Association of Securities Dealers and the States in which the Funds are registered.

         b. Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

         c.       Issue tax withholding reports to the Internal Revenue Service.

4.       DEALER/LOAD PROCESSING (IF APPLICABLE)

         a. Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

         b. Account for separation of shareholder investments from transaction sale charges for purchase of Fund shares.

         c. Calculate fees due under 12b-1 plans for distribution and marketing expenses.

         d. Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Fund.

5.       SHAREHOLDER ACCOUNT MAINTENANCE

         a.       Maintain all shareholder records for each Fund account.

         b. Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

         c.       Record shareholder account information changes.

         d. Maintain account documentation files for each Fund shareholder.

                                                           Dated: July 1st, 2002
                                                                  ---------


                                   SCHEDULE B
                                   ----------

                        TO THE TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                               THE COVENTRY GROUP
                                       AND
                            BISYS FUND SERVICES, INC.


                               TRANSFER AGENT FEES

TRANSFER AGENCY FEE FOR SIGNAL SERIES:

                  $25 per retail shareholder per account year
                  $15 per institutional shareholder account per year $ 8 per closed account per year

                  The per account fees are subject to a $25,000 annual minimum per Fund, and a $15,000 annual minimum per each additional class of each Fund.

                  The minimum fee payable hereunder shall be subject to increase following the first year of the Initial Term to reflect the annual percentage increase in the Consumer Price Index published by the U.S. Department of Labor.

ADDITIONAL SERVICES:

         Additional services such as IRA processing, development of interface capabilities, servicing of 403(b) and 408(c) accounts, management of cash sweeps between DDAs and mutual fund accounts and coordination of the printing and distribution of prospectuses, annual reports and semi-annual reports are subject to additional fees which will be quoted upon request. Programming costs or database management fees for special reports or specialized processing will be quoted upon request.

OUT-OF-POCKET EXPENSES:

BISYS shall be entitled to be reimbursed for all reasonable out-of-pocket expenses including, but not limited to, the expenses set forth in Section 3 of the Transfer Agency Agreement to which this Schedule B is attached.

                                   SCHEDULE C
                                   ----------

                        TO THE TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                               THE COVENTRY GROUP
                                       AND
                            BISYS FUND SERVICES, INC.


                                     REPORTS
                                     -------


1.       Daily Shareholder Activity Journal

2.       Daily Fund Activity Summary Report

         a.       Beginning Balance

         b.       Dealer Transactions

         c.       Shareholder Transactions

         d.       Reinvested Dividends

         e.       Exchanges

         f.       Adjustments

         g.       Ending Balance

3.       Daily Wire and Check Registers

4.       Monthly Dealer Processing Reports

5.       Monthly Dividend Reports

6.       Sales Data Reports for Blue Sky Registration

7. A copy of the most recent report by independent public accountants describing control structure policies and procedures relating to transfer agency operations pursuant to AICPA Statement on Auditing Standards Number 70.



                                      C-1